FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 22, 2014	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY THIRD QUARTER RESULTS,
MARKS 20th YEAR OF LISTING ON NASDAQ WITH 80th CONSECUTIVE QUARTERLY DIVIDEND,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR THURSDAY, APRIL 24, AT 3:30PM CDT

Highlights:

•
Preliminary fiscal year 2014 third quarter earnings per common share (diluted) were reported at $.64, down from $.71 in the year ago period, as net income available to common shareholders decreased to $2.2 million, compared to $2.4 million in the year ago period. Earnings per common share (diluted) were down $.09, as compared to the $.73 earned in the second quarter of fiscal 2014, the linked quarter.

•
Noninterest expense was up 49.0% for the third quarter of fiscal 2014, compared to the year ago period, and up 6.3% from the second quarter of fiscal 2014, the linked quarter. The current period’s noninterest expense included $256,000 attributable to legal, personnel, and data conversion charges related to the acquisition of the Citizens State Bank, $100,000 in legal charges related to the pending acquisition of Peoples Service Company, and $376,000 in liquidated damages resulting from early termination of the bank’s debit card processing contract.

•
The Company posted loan growth of $120.4 million, or 18.4%, during the first nine months of fiscal 2014; deposits increased $162.1 million, or 25.6%. Available-for-sale (AFS) securities were up $54.2 million, and cash and time deposit balances were up $5.9 million. The acquisitions of the Bank of Thayer and Citizens State Bank accounted for $51.4 million in loan growth, $132.6 million in deposit growth, and $84.8 million in AFS securities growth.

•
Net interest margin for the third quarter of fiscal 2014 was 3.72%, down from the 3.77% reported for the year ago period, and from the net interest margin of 3.83% for the second quarter of fiscal 2014, the linked quarter.

•
Excluding securities gains and losses, noninterest income was up 28.0% for the third quarter of fiscal 2014, compared to the year ago period, and down 5.9% from the second quarter of fiscal 2014, the linked quarter.

•
Non-performing assets were $5.1 million, or 0.52% of total assets, at March 31, 2014, as compared to $4.6 million, or 0.58% of total assets, at June 30, 2013. At the previous quarter end, December 31, 2013, non-performing assets were $4.8 million, or 0.51% of total assets.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the third quarter of fiscal 2014 of $2.2 million, a decrease of $223,000, or 9.2%, as compared to $2.4 million in the same period of the prior fiscal year. The decrease was attributable to an increase in noninterest expense and provisions for loan losses, and was partially offset by increases in net interest income and noninterest income, and a reduction in provisions for income taxes. Preliminary net income available to common shareholders was $.64 per fully diluted common share for the third quarter of fiscal 2014, a decrease of 9.9% as compared to the $.71 per fully diluted common share earned during the same period of the prior fiscal year.

Preliminary net income available to common shareholders for the first nine months of fiscal 2014 was announced at $7.2 million, a decrease of $67,000, or 0.9%, as compared to $7.2 million in the same period of the prior fiscal year. The decrease was attributable to an increase in noninterest expense, and was partially offset by increases in net interest income and noninterest income, as well as reductions in provisions for loan losses and income taxes. Preliminary net income available to common shareholders was $2.11 per fully diluted common share for the first nine months of fiscal 2014, a decrease of 1.4% as compared to the $2.14 per fully diluted common share earned during the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on April 15, 2014, declared its 80th consecutive quarterly dividend on common stock since the inception of the Company. April 13, 2014, marked the 20th anniversary of the Company’s listing on NASDAQ. The cash dividend of $.16 per common share will be paid on May 30, 2014, to common stockholders of record at the close of business on May 15, 2014. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday  April 24, 2014, at 3:30 p.m., CDT (4:30 p.m., EDT). The call will be available live to interested parties by calling 1-888-317-6016 in the United States (Canada: 1-855-669-9657, international: 1-412-317-6016). Telephone playback will be available one hour following the conclusion of the call, through May 7, 2014. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10045086.

Recent Developments:

The Company previously announced on February 21, 2014, the completion of its acquisition of Citizens State Bankshares of Bald Knob, Inc., and its subsidiary, Citizens State Bank, Bald Knob, Arkansas, in an all-cash transaction. The acquired financial institution was merged with and into the Company’s subsidiary, Southern Bank.

The Company also previously announced on February 25, 2014, the signing of a definitive merger agreement whereby Peoples Service Company (PSC) will be acquired by the Company in a stock and cash transaction. PSC is the 80% owner of Peoples Banking Company (PBC), the 100% owner of Peoples Bank of the Ozarks, The minority shareholders of PBC will be given the opportunity to exchange their shares of PBC for shares of PSC and to receive the merger consideration payable under the terms of the merger agreement.  The transaction is expected to close in the third calendar quarter of 2014, subject to satisfaction of customary closing conditions, including regulatory and shareholder approvals, and consummation of an exchange transaction involving the minority shareholders of PBC.  The acquired financial institution is expected to be merged with and into Southern Bank in the fourth quarter of calendar year 2014 or the first quarter of calendar year 2015.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2014, with total assets increasing $198.0 million, or 24.9%, to $994.4 million at March 31, 2014, as compared to $796.4 million at June 30, 2013. Balance sheet growth was primarily due to growth in loan and available-for-sale securities balances resulting from organic loan growth, as well as the October 2013 acquisition of the Bank of Thayer and the February 2014 acquisition of Citizens State Bank (the Fiscal 2014 Acquisitions). Balance sheet growth was funded primarily with Federal Home Loan Bank (FHLB) advances and increases in deposit balances.

Available-for-sale investments increased $54.2 million, or 67.7%, to $134.2 million at March 31, 2014, as compared to $80.0 million at June 30, 2013. The increase was primarily attributable to the Fiscal 2014 Acquisitions, which included $84.8 million in securities balances. The increase consisted primarily of investments in mortgage-backed securities and municipal bonds. Cash equivalents and time deposits increased $5.9 million, or 42.9%, as compared to June 30, 2013.

Loans, net of the allowance for loan losses, increased $120.1 million, or 18.6%, to $767.3 million at March 31, 2014, as compared to $647.2 million at June 30, 2013. The increase was primarily attributable to organic growth and the Fiscal 2014 Acquisitions, which included $51.4 million in loans, at fair value. The increase consisted primarily of residential real estate and commercial real estate loans. The increase in residential real estate loans included, in roughly equal amounts, loans secured by single family and multi-family housing.

Non-performing loans were $2.0 million, or 0.26% of gross loans, at March 31, 2014, as compared to $1.4 million, or 0.22% of gross loans, at June 30, 2013; non-performing assets were $5.1 million, or 0.52% of total assets, at March 31, 2014, as compared to $4.6 million, or 0.58% of total assets, at June 30, 2013. Our allowance for loan losses at March 31, 2014, totaled $8.7 million, representing 1.12% of gross loans and 433% of non-performing loans, as compared to $8.4 million, or 1.28% of gross loans, and 584% of non-performing loans, at June 30, 2013. The increase in non-performing loans was attributable primarily to the Fiscal 2014 Acquisitions, which account for approximately $938,000 in nonaccrual loans at March 31, 2014, partially offset by a $501,000 charge off of a commercial loan previously acquired with impaired credit quality. The increase in non-performing assets was also attributable primarily to the Fiscal 2014 Acquisitions, which, in addition to the nonaccrual loans noted above, also account for approximately $710,000 in foreclosed real estate at March 31, 2014. These increases in non-performing assets were partially offset by sales of foreclosed real estate which had been carried at a value of $1.0 million. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at March 31, 2014, is adequate, based on that measurement.

Total liabilities increased $192.4 million to $886.9 million at March 31, 2014, an increase of 27.7% as compared to $694.6 million at June 30, 2013. This growth was attributable to the Fiscal 2014 Acquisitions, organic deposit growth, and the use of FHLB advances to fund organic loan growth.

Deposits increased $162.1 million, or 25.6%, to $794.5 million at March 31, 2014, as compared to $632.4 million at June 30, 2013. The increase was primarily attributable to the Fiscal 2014 Acquisitions, which included $132.6 million in deposits, at fair value, and organic growth. The increase consisted of interest-bearing checking, certificates of deposit, noninterest-bearing checking, savings, and money market deposit accounts. The average loan-to-deposit ratio for the third quarter of fiscal 2014 was 100.0%, as compared to 100.4% for the same period of the prior fiscal year.

FHLB advances were $51.7 million at March 31, 2014, an increase of $27.2 million, or 110.9%, as compared to $24.5 million at June 30, 2013. The increase was attributable primarily to the use of overnight borrowings to fund asset growth. Securities sold under agreements to repurchase totaled $26.9 million at March 31, 2014, as compared to $27.8 million at June 30, 2013, a decrease of 3.2%. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties. The Company has encouraged these counterparties to migrate to a swept deposit product that places their funds in other FDIC-insured depositories, while providing funding to our institution under a reciprocal arrangement, in order to improve the Company’s liquidity.

The Company’s stockholders’ equity increased $5.6 million, or 5.5%, to $107.4 million at March 31, 2014, from $101.8 million at June 30, 2013. The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock and a decrease in accumulated other comprehensive income, as the market value of the available-for-sale investment portfolio declined, net of tax, as a result of a general increase in market interest rates.

Income Statement Summary:

The Company’s net interest income for the three-month and nine-month periods ended March 31, 2014, was $8.4 million and $24.1 million, respectively, increases of $1.5 million, or 22.4%, and $2.5 million, or 11.5%, respectively, as compared to the same periods of the prior fiscal year. For the three- and nine-month periods, respectively, the increases in net interest income were attributable to 24.2% and 19.0% increases, respectively, in the average balance of interest-earning assets, partially offset by decreases in net interest margin, from 3.77% to 3.72% in the three-month period ended March 31, 2014, as compared to the same period of the prior fiscal year, and from 4.08% to 3.82% in the nine-month period ended March 31, 2014, as compared to the same period of the prior fiscal year.

In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank, Batesville, Arkansas (the Fiscal 2011 Acquisition). Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Fiscal 2011 Acquisition declined to $109,000 and $481,000, respectively, for the three- and nine-month periods ended March 31, 2014, as compared to $222,000 and $1.1 million, respectively, in the same periods of the prior fiscal year. This component of net interest income contributed five and seven basis points, respectively, to net interest margin in the three- and nine-month periods ended March 31, 2014, as compared to twelve and 21 basis points, respectively, in the same periods of the prior fiscal year. The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three- and nine-month periods ended March 31, 2014, was $253,000 and $1.0 million, respectively, as compared to $228,000 and $1.3 million, respectively, in the same periods of the prior fiscal year. As a percentage of average loans outstanding, provision for loan losses in the current three- and nine-month periods represented an annualized charge of .13% and .19%, respectively, while net charge offs for the same periods were .35% and .14%, respectively, annualized. During the same periods of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented an annualized charge of .15% and .28%, respectively, while net charge offs were .03% and .15%, respectively, annualized. The provision did not keep pace with charge offs during the three-month period ended March 31, 2014, primarily due to a $501,000 charge off of a commercial loan previously acquired with impaired credit quality, which accounted for 76% of the amount charged off in the current quarter, and 66% of the amount charged off in the current year-to-date. The amount charged off on this credit had been fully reserved in prior periods.

The Company’s noninterest income for the three- and nine-month periods ended March 31, 2014, was $1.5 million and $4.4 million, respectively, increases of $318,000, or 27.9%, and $1.1 million, or 32.7%, respectively, as compared to the same periods of the prior fiscal year. The increases were attributed primarily to increased deposit account charges and fees (resulting from the Fiscal 2014 Acquisitions, transaction account growth, and increased NSF activity), gains on sales of residential loans into the secondary market, increased loan fees, and increased bank card interchange income. The nine-month period included $108,000 in realized gains on AFS securities.

Noninterest expense for the three- and nine-month periods ended March 31, 2014, was $6.6 million and $17.4 million, respectively, increases of $2.2 million, or 49.1%, and $4.4 million, or 33.7%, respectively, as compared to the same periods of the prior fiscal year. The increases included $356,000 and $1.1 million, respectively, in merger-related charges recognized in the three- and nine-month periods ended March 31, 2014, related to the completed Fiscal 2014 Acquisitions and the pending acquisition of Peoples Service Company.  Additionally, the Company incurred a charge of $376,000 in the third quarter of fiscal 2014 due to termination of its existing debit card processing contract. The Company believes that accountholders will be better served, that operational efficiencies will be realized, and that future income from debit card activity will be improved under the new contract. In total, the increases in noninterest expense were attributable primarily to employee compensation and benefits, legal and professional fees, bank card interchange expense, occupancy, advertising, telecommunications, internet banking charges, and additional amortization of core deposit intangibles resulting from the Fiscal 2014 Acquisitions. The efficiency ratio, excluding securities gains or losses, for the three- and nine-month periods ended March 31, 2014, was 66.9% and 61.2%, respectively, as compared to 55.3% and 52.2%, respectively, for the same periods of the prior fiscal year. The deterioration resulted from increases of 49.1% and 33.7%, respectively, in noninterest expense, partially offset by combined 23.2% and 13.9% increases, respectively, in net interest income and noninterest income, and was attributable primarily to merger-related charges and the decreased accretion of fair value discount on loans resulting from the Fiscal 2011 Acquisition.

The income tax provision for the three- and nine-month periods ended March 31, 2014, was $781,000 and $2.8 million, respectively, decreases of $120,000, or 13.3%, and $345,000, or 11.1%, as compared to the same periods of the prior fiscal year. The decreases were attributed to lower pre-tax income, as well as a decline in the effective tax rate, to 25.8% and 27.4%, respectively, in the current three- and nine-month periods, as compared to 26.8% and 29.2%, respectively, in the same periods of the prior fiscal year. The decline in the effective tax rate was attributed to continued additional investments in tax-advantaged assets.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	March 31, 2014	June 30, 2013
Cash equivalents and time deposits	$19,678,000	$13,769,000
Available for sale securities	134,159,000	80,004,000
Membership stock	4,937,000	3,011,000
Loans receivable, gross	775,990,000	655,552,000
Allowance for loan losses	8,687,000	8,386,000
Loans receivable, net	767,303,000	647,166,000
Bank-owned life insurance	16,851,000	16,467,000
Intangible assets	4,126,000	1,040,000
Premises and equipment	23,523,000	17,516,000
Other assets	23,798,000	17,418,000
Total assets	$994,375,000	$796,391,000

Interest-bearing deposits	$725,752,000	$586,937,000
Noninterest-bearing deposits	68,734,000	45,442,000
Securities sold under agreements to repurchase	26,897,000	27,788,000
FHLB advances	51,680,000	24,500,000
Other liabilities	4,158,000	2,678,000
Subordinated debt	9,720,000	7,217,000
Total liabilities	886,941,000	694,562,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	87,434,000	81,829,000
Total stockholders' equity	107,434,000	101,829,000

Total liabilities and stockholders' equity	$994,375,000	$796,391,000

Equity to assets ratio	10.80%	12.79%
Common shares outstanding	3,312,000	3,294,000
Less: Restricted common shares not vested	44,000	32,000
Common shares for book value determination	3,268,000	3,262,000
Book value per common share	$26.75	$25.09
Closing market price	35.80	25.67

Nonperforming asset data as of:	March 31, 2014	June 30, 2013
Nonaccrual loans	$1,979,000	$1,437,000
Accruing loans 90 days or more past due	25,000	-
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	2,004,000	1,437,000
Other real estate owned (OREO)	2,969,000	3,030,000
Personal property repossessed	39,000	46,000
Nonperforming investment securities	125,000	125,000
Total nonperforming assets	$5,137,000	$4,638,000

Total nonperforming assets to total assets	0.52%	0.58%
Total nonperforming loans to gross loans	0.26%	0.22%
Allowance for loan losses to nonperforming loans	433.48%	583.58%
Allowance for loan losses to gross loans	1.12%	1.28%

Performing troubled debt restructurings	$4,711,000	$4,883,000

	For the three-month period ended		For the nine-month period ended
Average Balance Sheet Data:	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Interest-bearing cash equivalents	$10,803,000	$27,179,000	$5,996,000	$15,812,000
Available for sale securities and membership stock	135,282,000	83,451,000	115,540,000	78,655,000
Loans receivable, gross	761,120,000	619,751,000	720,706,000	613,414,000
Total interest-earning assets	907,205,000	730,381,000	842,242,000	707,881,000
Other assets	60,801,000	50,033,000	56,881,000	48,505,000
Total assets	$968,006,000	$780,414,000	$899,123,000	$756,386,000

Interest-bearing deposits	$697,052,000	$564,784,000	$647,082,000	$537,816,000
Securities sold under agreements to repurchase	25,470,000	30,471,000	23,939,000	27,299,000
FHLB advances	64,557,000	24,500,000	58,417,000	32,182,000
Subordinated debt	9,717,000	7,217,000	8,774,000	7,217,000
Total interest-bearing liabilities	796,796,000	626,972,000	738,212,000	604,514,000
Noninterest-bearing deposits	64,053,000	52,734,000	55,343,000	53,456,000
Other noninterest-bearing liabilities	763,000	936,000	1,239,000	552,000
Total liabilities	861,612,000	680,642,000	794,794,000	658,522,000

Preferred stock	20,000,000	20,000,000	20,000,000	20,000,000
Common stockholders' equity	86,394,000	79,772,000	84,329,000	77,864,000
Total stockholders' equity	106,394,000	99,772,000	104,329,000	97,864,000

Total liabilities and stockholders' equity	$968,006,000	$780,414,000	$899,123,000	$756,386,000

	For the three-month period ended		For the nine-month period ended
Summary Income Statement Data:	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Interest income:
Cash equivalents	$14,000	$17,000	$20,000	$48,000
Available for sale securities and membership stock	805,000	463,000	2,025,000	1,408,000
Loans receivable	9,497,000	8,276,000	27,674,000	25,860,000
Total interest income	10,316,000	8,756,000	29,719,000	27,316,000
Interest expense:
Deposits	1,493,000	1,510,000	4,447,000	4,587,000
Securities sold under agreements to repurchase	34,000	58,000	97,000	160,000
FHLB advances	272,000	241,000	814,000	755,000
Subordinated debt	83,000	55,000	223,000	172,000
Total interest expense	1,882,000	1,864,000	5,581,000	5,674,000
Net interest income	8,434,000	6,892,000	24,138,000	21,642,000
Provision for loan losses	253,000	228,000	1,048,000	1,301,000
Securities gains (losses)	(2,000)	-	108,000	-
Noninterest income	1,464,000	1,144,000	4,301,000	3,322,000
Noninterest expense	6,619,000	4,441,000	17,412,000	13,019,000
Income taxes	781,000	901,000	2,762,000	3,107,000
Net income	2,243,000	2,466,000	7,325,000	7,537,000
Less: effective dividend on preferred shares	50,000	50,000	150,000	295,000
Net income available to common shareholders	$2,193,000	$2,416,000	$7,175,000	$7,242,000

Basic earnings per common share	$0.66	$0.73	$2.18	$2.20
Diluted earnings per common share	0.64	0.71	2.11	2.14
Dividends per common share	0.16	0.15	0.48	0.45
Average common shares outstanding:
Basic	3,312,000	3,294,000	3,296,000	3,291,000
Diluted	3,423,000	3,389,000	3,399,000	3,383,000

Return on average assets	0.93%	1.26%	1.09%	1.33%
Return on average common shareholders' equity	10.2%	12.1%	11.3%	12.4%

Net interest margin	3.72%	3.77%	3.82%	4.08%
Net interest spread	3.61%	3.61%	3.69%	3.90%

Efficiency ratio	66.9%	55.3%	61.2%	52.2%